                                                                     EXHIBIT 2.3

                                                                [EXECUTION COPY]

                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                 August 10, 1998

                                      among

                               PETER G. SALISBURY
                                 ANDREW R. COOKE

                              (the "Stockholders")

                              AIRNET SYSTEMS, INC.

                                   ("AirNet")


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I
                                PURCHASE AND SALE

SECTION 1.01.  Purchase and Sale ..............................................1
        1.02.  Escrow Shares...................................................1
        1.03.  Closing.........................................................2
        1.04.  Post-Closing Adjustment.........................................3

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

SECTION 2.01.  Corporate Existence and Power...................................4
        2.02.  Organizational Documents........................................5
        2.03.  Governmental Authorization......................................5
        2.04.  Non-Contravention...............................................5
        2.05.  Capitalization..................................................5
        2.06.  Subsidiaries....................................................6
        2.07.  Financial Statements............................................6
        2.08.  Investment......................................................6
        2.09.  Absence of Certain Changes......................................7
        2.10.  No Undisclosed Liabilities......................................9
        2.11.  Litigation......................................................9
        2.12.  Taxes ..........................................................9
        2.13.  ERISA .........................................................10
        2.14.  Trademarks, Patents and Copyrights.............................12
        2.15.  Material Contracts.............................................13
        2.16.  Compliance with Laws...........................................14
        2.17.  Finders' Fees..................................................14
        2.18.  Other Information..............................................14
        2.19.  Environmental Compliance.......................................14
        2.20.  Intercompany Arrangements......................................15

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                    OF AIRNET

SECTION 3.01.  Corporate Existence and Power..................................16
        3.02.  Organizational Documents.......................................16
        3.03.  Corporate Authorization........................................16
        3.04.  Governmental Authorization.....................................16


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SECTION 3.05.  Non-Contravention..............................................16
        3.06.  Capitalization.................................................17
        3.07.  SEC Filings; AirNet Disclosure Documents; Financial
               Statements.....................................................17
        3.08.  Finders' Fees..................................................18

                                   ARTICLE IV
                          COVENANTS OF THE STOCKHOLDERS

SECTION 4.01.  Conduct of the Business of the Company.........................18
        4.02.  Access to Information; Confidentiality.........................20
        4.03.  Other Offers...................................................20
        4.04.  Notices of Certain Events......................................21
        4.05.  Stockholder Actions............................................21

                                    ARTICLE V
                               COVENANTS OF AIRNET

SECTION 5.01.  Access to Information; Confidentiality.........................22
        5.02.  Notices of Certain Events......................................22
        5.03.  Director and Officer Indemnification...........................23
        5.04.  Rule 144.......................................................23

                                   ARTICLE VI
                              COVENANTS OF AIRNET,
                        THE COMPANY AND THE STOCKHOLDERS

SECTION 6.01.  Reasonable Efforts.............................................23
        6.02.  Certain Filings................................................23
        6.03.  Public Announcements...........................................24
        6.04.  Tax Matters....................................................24
        6.05.  Tax Treatment..................................................25
        6.06.  Employee Benefits..............................................25

                                   ARTICLE VII
                                   CONDITIONS

SECTION 7.01.  Conditions to the Obligations of Each Party....................26
        7.02.  Conditions to the Obligations of AirNet........................26
        7.03.  Conditions to the Obligations of the Stockholders..............27

                                  ARTICLE VIII
                                   TERMINATION

SECTION 8.01.  Termination ...................................................29
        8.02.  Effect of Termination..........................................29


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                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

SECTION 9.01.  Survival ......................................................30
        9.02.  Indemnification................................................30
        9.03.  Procedures.....................................................31
        9.04.  Exclusive Remedy...............................................31
        9.05.  Certain Limitations............................................31

                                    ARTICLE X
                                  MISCELLANEOUS

SECTION 10.01.  Notices ......................................................32
        10.02.  Amendments; No Waivers........................................33
        10.03.  Expenses; Taxes...............................................33
        10.04.  Headings; Definition..........................................34
        10.05.  Severability..................................................34
        10.06.  Entire Agreement..............................................34
        10.07.  Successors and Assigns........................................34
        10.08.  Governing Law.................................................34
        10.09.  Consent to Jurisdiction.......................................34
        10.10.  Counterparts; Effectiveness...................................35


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                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
401(k) Plan Participants......................................................23

A

Accounting Referee.............................................................4
Affiliate......................................................................5
AirNet.........................................................................1
AirNet 401(k) Plan............................................................23
AirNet Common Shares...........................................................1
AirNet Disclosure Documents...................................................16
AirNet Indemnitee.............................................................27
AirNet Material Adverse Effect................................................14
AirNet Preferred Shares.......................................................15
AirNet Representatives........................................................18
AirNet Securities.............................................................15

B

Balance Sheet..................................................................5
Balance Sheet Date.............................................................5
Benefit Arrangements..........................................................10

C

Cash Portion...................................................................1
CERCLA........................................................................13
Closing Balance Sheet..........................................................3
Closing Date...................................................................2
Common Stock...................................................................1
Company........................................................................1
Company 401(k) Plan...........................................................23
Company Acquisition Proposal..................................................18
Company Material Adverse Effect................................................4
Company Representatives.......................................................20
Company Securities.............................................................5
Cooke..........................................................................1

E

Employee Plans.................................................................9
ERISA..........................................................................9
ERISA Affiliate................................................................9
Escrow Account.................................................................1
Escrow Agent...................................................................1


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Escrow Shares..................................................................1
Exchange Act..................................................................16

H

Hazardous Substance...........................................................13

I

Indemnified Party.............................................................28
Indemnifying Party............................................................28
Intellectual Property Rights..................................................11

L

Loss..........................................................................27

M

Multiemployer Plan.............................................................9

N

Net Worth......................................................................3
Net Worth Deficiency...........................................................3

P

PBGC...........................................................................9
Pension Plans..................................................................9
Purchase Price.................................................................1

R

Release.......................................................................13
Retirement Plans...............................................................9

S

Salisbury......................................................................1
Securities Act.................................................................5
Share Portion..................................................................1
Shares.........................................................................1
Stockholders...................................................................1
Straddle Periods..............................................................22
Subsidiary.................................................................5, 15

T

Tax Returns....................................................................8
Taxes..........................................................................8


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                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT dated as of August 10, 1998, among PETER G. SALISBURY ("Salisbury") and ANDREW R. COOKE ("Cooke" and, together with Salisbury, the "Stockholders"), and AIRNET SYSTEMS, INC., an Ohio corporation ("AirNet").

      WHEREAS, the Stockholders are the owners of 600 shares (the "Shares") of common stock, $1.00 par value (the "Common Stock"), of Mercury Business Services, Inc., a Massachusetts corporation (the "Company"), constituting 100% of the issued and outstanding capital stock of the Company;

      WHEREAS, AirNet desires to purchase the Shares from the Stockholders, and the Stockholders desire to sell the Shares to AirNet, upon the terms and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

      SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Stockholders agree to sell to AirNet, and AirNet agrees to purchase from the Stockholders, the Shares at the Closing. The aggregate purchase price for the Shares (as adjusted pursuant hereto, the "Purchase Price") is (i) $2,000,000 (the "Cash Portion") and (ii) 117,647 common shares, $.01 par value (the "AirNet Common Shares"), of AirNet (the "Share Portion"). The allocation of the Purchase Price between the Stockholders shall be determined according to the percentages set forth on Annex A attached hereto. The Purchase Price, less the Escrow Shares, shall be delivered to the Stockholders at the Closing upon delivery of the corresponding certificates previously evidencing shares of capital stock of the Company.

      SECTION 1.02. Escrow Shares. (a) Approximately ten percent (10%) of the Purchase Price, in the form of 25,499 AirNet Common Shares, shall be set aside to indemnify AirNet with respect to breaches of the Stockholder's representations, warranties and covenants contained herein (the "Escrow Shares"). The Escrow Shares shall be registered in the names of the Stockholders and deposited in escrow pursuant to Section 1.02(b) hereof.


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      (b) The parties agree that the Escrow Shares shall be deposited in an account (the "Escrow Account") with Banc One Trust Company, NA, as escrow agent (the "Escrow Agent"), to be held and administered in accordance with the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit 1.02, against which Escrow Account AirNet shall be entitled to recover any Losses which may be suffered by AirNet for which AirNet is entitled to indemnity pursuant to Section 9.02.

      SECTION 1.03. Closing. (a) Subject to the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated hereby will take place on August 11, 1998 (the "Closing Date"), at the offices of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio, unless another date or place is agreed to in writing by the Stockholders and AirNet.

      (b) At the Closing, the Stockholders shall deliver to AirNet the following documents and instruments, each in form and substance reasonably satisfactory to AirNet and its counsel and each dated the Closing Date:

      (i) certificates representing 100% of the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

      (ii) Employment Agreements, substantially in the form attached hereto as Exhibit B-1 and B-2, duly executed by each of the Stockholders; and

      (iii) such other documents, instruments and certificates as AirNet or its counsel may reasonably request.

      (c) At the Closing, or, in case of clauses (iii) and (iv) below, as soon thereafter as reasonably practicable, AirNet shall deliver to the Stockholders:

      (i) $1,750,000 in immediately available funds by wire transfer to the account of Salisbury at a bank in Boston, Massachusetts, the account number of which Salisbury shall provide by notice to AirNet no later than two business days prior to the Closing Date;

      (ii) $250,000 in immediately available funds by wire transfer to the account of Cooke at a bank in Boston Massachusetts, the account number of which Cooke


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            shall provide by notice to AirNet no later than two business days prior to the Closing Date;

      (iii) a certificate for 80,629 AirNet Common Shares, registered in the name of Salisbury;

      (iv) a certificate for 11,519 AirNet Common Shares registered in the name of Cooke; and

      (v) Employment Agreements, substantially in the form attached hereto as Exhibit B-1 and B-2, duly executed by AirNet.

      (c) At the Closing, or as soon thereafter as reaonably practicable, AirNet shall deliver to the Escrow Agent:

      (i) a certificate for 22,312 Escrow Shares registered in the name of Salisbury; and

      (ii) a certificate for 3,187 Escrow Shares registered in the name of Cooke.

      SECTION 1.04. Post-Closing Adjustment. (a) In the event that the net worth of the Company (defined as total assets minus total liabilities, excluding (i) any liabilities relating to Massachusetts income Taxes imposed on the Company for the period commencing on January 1, 1998 and ending on the Closing Date,
(ii) the effect of the distribution for 1998 federal and state income Taxes payable by the Stockholders as detailed in Section 6.04 and (iii) a bonus of $25,000 payable to Cooke by the Company) as of the Closing Date, as reflected on the Closing Balance Sheet and finally determined pursuant to this Section 1.04 ("Net Worth"), is less than $630,000 (the amount of such deficiency being referred to herein as the "Net Worth Deficiency"), the Purchase Price shall be reduced on a dollar for dollar basis, and the Stockholders shall be required to immediately deliver to AirNet an amount in cash and AirNet Common Shares equal to such Net Worth Deficiency. Such Net Worth Deficiency shall be allocated between the Stockholders in the same percentage as the allocation of the Purchase Price set forth on Annex A and shall be paid by each Stockholder in the same proportion of cash and AirNet Common Shares as the Cash Portion and the Share Portion comprise the Purchase Price, with the Share Portion thereof being valued based upon a stock price of $17.00 per AirNet Common Share.

      (b) As promptly as practicable, but not later than 30 days, after the Closing Date unless otherwise agreed by the parties, AirNet will prepare an unaudited balance sheet of the assets and liabilities of the Company as of the Closing Date (the "Closing Balance Sheet") and shall deliver the Closing Balance Sheet to the Stockholders. The


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Closing Balance Sheet shall fairly present in all material respects the financial position of the Company as of the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a consistent basis with the Balance Sheet and shall set forth AirNet's calculation of the Company's Net Worth as of the Closing Date.

      (c) In the event that the Stockholders disagree with the calculation of Net Worth on the Closing Balance Sheet, the Stockholders may, within ten business days after delivery of the Closing Balance Sheet, deliver a written notice to AirNet disagreeing with such calculation and setting forth the Stockholders calculation of the items and/or amounts set forth on the Closing Balance Sheet. Any such notice of disagreement shall specify those items or amounts as to which the Stockholders disagree, and the Stockholders shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet. During the ten business days following timely delivery of any notice of disagreement, the parties shall use their best efforts to reach agreement on the disputed items or amounts. If during such period the parties are unable to reach agreement, they shall promptly thereafter cause a nationally recognized accounting firm mutually selected by AirNet and the Stockholders (the "Accounting Referee") to determine the disputed items or amounts (and only such items or amounts). The Accounting Referee shall deliver to the parties, as promptly as practicable, a report setting forth its calculation of the disputed items or amounts and a calculation of Net Worth based thereon and on the undisputed items and amounts. Such report and calculation of Net Worth shall be final and binding upon the parties hereto. The cost of such review and report shall be borne equally between the Stockholders, on the one hand, and AirNet, on the other.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

      Each Stockholder, severally and not jointly, represents and warrants to AirNet that:

      SECTION 2.01. Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and has all requisite corporate powers and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted by the Company. The Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except where such failure would not reasonably be expected to


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have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company (a "Company Material Adverse Effect").

      SECTION 2.02. Organizational Documents. The Company has heretofore delivered to AirNet true and complete copies of the Articles of Organization and Bylaws of the Company, in each case as currently in effect. The Company is not in violation of any provision of its Articles of Organization or Bylaws.

      SECTION 2.03. Governmental Authorization. The execution, delivery and performance by the Stockholders of this Agreement and the consummation of the transactions contemplated by the Agreement by the Stockholders requires no consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority.

      SECTION 2.04. Non-Contravention. The execution, delivery and performance by the Stockholders of this Agreement and the consummation by the Stockholders of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Articles of Organization or By-laws of the Company; (ii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Stockholder; (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any license, franchise, permit or other similar authorization held by the Company; or (iv) result in the creation or imposition of any Lien on any asset of the Company.

      SECTION 2.05. Capitalization. The authorized capital stock of the Company consists of 10,000 shares of common stock, $1.00 par value. As of the date hereof there are, and as of the Closing Date there will be, 600 shares of common stock outstanding and 400 shares of common stock held in treasury. All outstanding shares of capital stock of the Company have been, and at the Closing Date will be, duly authorized and validly issued and are, and at the Closing Date will be, fully paid and nonassessable. Except as set forth in this Section, there are, and at the Closing Date will be, outstanding: (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are, and at the Closing Date will be, no outstanding obligations of the Company, to repurchase, redeem or otherwise acquire any Company Securities or make any material investment in any other Person.


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      SECTION 2.06. Subsidiaries. The Company has no Subsidiaries and does not own any capital stock of, any partnership or other ownership interest in, or any other security issued by, any other corporation, organization, association or entity. "Subsidiary" means, with respect to the Company, any corporation or other entity of which securities or other ownership interests to elect a majority of the board of directors or other other persons performing similar functions are directly or indirectly owned by the Company. Except as set forth in Schedule 2.06, the Company has, and at the Closing Date will have, no Affiliates (other than any executive officer, director or stockholder of the Company). For purposes of this Agreement, "Affiliate" shall have the meaning set forth in Rule 405 of Regulation C under the Securities Act of 1933, as amended (the "Securities Act").

      SECTION 2.07. Financial Statements. The unaudited financial statements of the Company as of December 31, 1997 and 1996 and for the two fiscal years ended December 31, 1997, and the unaudited financial statements of the Company as of May 31, 1998 and for the five months ended May 31, 1998 and 1997, which have previously been provided to AirNet fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal and recurring year-end adjustments in the case of any unaudited interim financial statements which were not, and are not expected, individually or in the aggregate, to be, material in amount). For purposes of this Agreement, "Balance Sheet" means the balance sheet of the Company as of December 31, 1997 and "Balance Sheet Date" means December 31, 1997.

      2.08. Investment. (a) Each Stockholder is an "accredited investor" as such term is defined in Section 501 of Regulation D under the Securities Act.

      (b) Each Stockholder acknowledges that he has received copies of the AirNet Disclosure Documents (as defined herein) and a brief description of the AirNet Common Shares.

      (c) Each Stockholder acknowledges that he has had ample opportunity to ask questions of, and receive answers from, authorized officers of AirNet concerning the AirNet Common Shares and AirNet.

      (d) Neither Stockholder was offered any AirNet Common Shares pursuant to a general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act.

      (e) Each Stockholder acknowledges that he will obtain any AirNet Common Shares to which he may be entitled for investment purposes only, that he will not take


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such AirNet Common Shares with a view to a distribution thereof and that he has no present intention to distribute or resell such AirNet Common Shares.

      (f) Each Stockholder acknowledges that he has no need for liquidity in the AirNet Common Shares which he shall receive in connection with the transactions contemplated hereby and understands that there are restrictions on the subsequent resale or other transfer of such AirNet Common Shares.

      (g) Each Stockholder acknowledges that certificates evidencing any of the AirNet Common Shares delivered pursuant to this Agreement shall, until such time as the same is no longer required under applicable requirements of the Securities Act, and the rules and regulations thereunder, contain a legend, substantially in the form set forth below, restricting transfer under the Securities Act (in addition to any legend required under applicable state securities laws):

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS THEREOF AND UNLESS REGISTERED WITH THE SECURITIES EXCHANGE COMMISSION OF THE UNITED STATES AND THE SECURITIES REGULATORY AUTHORITIES OF CERTAIN STATES OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

      SECTION 2.09. Absence of Certain Changes. Since the Balance Sheet Date and except as disclosed on Schedule 2.09 attached hereto, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been:

            (a) to the Knowledge of the Stockholders, any event or occurrence which has had or reasonably could be expected to have a Company Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of any of the Company, or any repurchase, redemption or other acquisition by the Company of the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

            (c) any amendment of any material term of any outstanding security of the Company;


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

            (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, other than in the ordinary course of business in an aggregate amount not to exceed $10,000;

            (e) any creation or assumption by the Company of any Lien on any asset in excess of $10,000 other than in the ordinary course of business consistent with past practices;

            (f) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in the Company made in the ordinary course of business consistent with past practices;

            (g) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to their respective assets or business (including the acquisition or disposition of assets in excess of $10,000) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

            (h) any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

            (i) any (a) grant of any severance or termination pay to any director, officer, employee or agent of the Company, (b) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or agent of the Company, (c) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (d) increase in compensation, bonus or other benefits payable to directors, officers, employees or agents of the Company, other than in the ordinary course of business consistent with past practice or, in the case of employment agreements, as contemplated by Section 7.02(d); or

            (j) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.


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

      SECTION 2.10. No Undisclosed Liabilities. Except as and to the extent set forth on Schedule 2.10 attached hereto, the Company has no liability or obligation of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise) and, to the Knowledge of the Stockholders, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

            (a) liabilities specifically disclosed or provided for in the Balance Sheet; and

            (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

      SECTION 2.11. Litigation. Except as set forth on Schedule 2.11 attached hereto, there is no claim, action, suit, investigation or proceeding pending against or, to the knowledge of the Stockholders, threatened against the Company or any of its properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, would reasonably be likely to result in an uninsured liability in excess of $10,000 or impair the ability of the Company to consummate the transactions contemplated by this Agreement, nor, to the Knowledge of the Stockholders, is there any basis therefor.

      SECTION 2.12. Taxes. The Company has timely filed all material returns, statements, reports and forms (the "Tax Returns") with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, severance, stamp, occupation, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including any interest, penalties or additions to tax with respect thereto, individually, a "Tax" and, collectively, "Taxes") required to be filed with the appropriate tax authority through the date hereof, and shall timely file all such material Tax Returns required to be filed on or before the Closing Date. To the Knowledge of the Stockholders, such Tax Returns are and will be true, correct and complete in all material respects. The Company has paid and discharged all material Taxes due from it, other than such Taxes that are adequately reserved as shown on the Balance Sheet. Neither the Internal Revenue Service nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the Knowledge of the Stockholders, is threatening to assert against the Company deficiency or claim for additional Taxes in excess of $10,000. There are no unexpired waivers by the Company of any statute of limitations with respect to Taxes. The accruals and reserves for Taxes reflected in the Balance Sheet are adequate for the periods covered. The Company has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all material Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable.


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

The Company is, and at all times since June 1, 1987 has been, an S corporation and/or a qualified subchapter S subsidiary within the meaning of Section 1361(a)(1) of the Code (or the corresponding provisions of preceding law) and is not subject to the tax imposed on certain built-in gains under Section 1374 of the Code.

      SECTION 2.13. ERISA. (a) Schedule 2.13(a) includes a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its ERISA Affiliates or under which the Company or any of its ERISA Affiliates has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to AirNet together with (x) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above. The Company has provided AirNet with complete age, salary, service and related data as of December 31, 1997 for employees and former employees of the Company and any ERISA Affiliate covered under the Pension Plans.

      (b) Except as otherwise identified in Schedule 2.13(b), no Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The only Employee Plans that are subject to Title IV of ERISA (the "Retirement Plans") are identified in the list of such Plans heretofore provided to AirNet by the Company. As of the Balance Sheet Date, the fair market value of the assets of each Retirement Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Retirement Plan determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation (the "PBGC") as in effect on such date. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. No "reportable event," within the meaning of Section 4043 of ERISA, has occurred with respect to any Retirement Plan for which reportable event the 30-day notice requirement to the PBGC has not been waived, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Retirement Plan, other than a "reportable event." No condition exists and no event has occurred that would constitute grounds for termination of any Retirement Plan or, with respect to any Retirement Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and the Company and any of its ERISA Affiliates have not incurred any liability in excess of $25,000 under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. If a "complete withdrawal" by the Company and all of its ERISA Affiliates were to occur as of the Closing Date with respect to all Retirement Plans which are Multiemployer Plans, the Company and any such ERISA Affiliate would not incur any withdrawal liability in excess of $25,000 under Title IV of ERISA. To the Stockholders' Knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any officer or director of the Company subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code in excess of $10,000.

      (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to AirNet copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. Without limiting the generality of the preceding sentence, each Employee Plan which is a "group health plan," as defined in Section 5000(b)(1) of the Code, has been administered in compliance with the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

      (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) of the Code.

      (e) Schedule 2.13(e) sets forth a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company or any of its ERISA Affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to AirNet are referred to collectively herein as the "Benefit Arrangements." Each Benefit

Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

      (f) The excess of the present value of the projected liability in respect of post-retirement health and medical benefits for retired employees of the Company and its Affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code) does not in the aggregate exceed $10,000. No condition exists that would prevent the Company or any of its Affiliates from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits, including post-retirement health and medical benefits, in respect of any active employee or former employee of the Company.

      (g) Except as set forth in Schedule 2.13(g), the Company is not a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $30,000 or more with any officer, consultant, director or employee. There are no labor unions voluntarily recognized or certified to represent any bargaining unit of employees at the Company. No work stoppage, labor strike or slowdown against the Company is pending or, to the Stockholders' Knowledge, threatened. The Company is not involved in or, to the Stockholders' Knowledge, threatened with any labor dispute or grievance. To the Knowledge of the Stockholders, there is no organizing effort or representation question at issue with respect to any employee of the Company.

      SECTION 2.14. Trademarks, Patents and Copyrights. (a) Schedule 2.14(a) sets forth a true and complete list of (i) all patents, patent rights, trademarks, trademark rights, trade names, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company as currently conducted or as heretofore conducted by the Company (collectively, "Intellectual Property Rights") and (ii) all licenses, commitments and other agreements to which the Company is a party providing for the license of any Intellectual Property Rights to or from any other Person.

      (b) Except as set forth on Schedule 2.14(b), the Company owns or possesses adequate licenses or other rights to use all of the Intellectual Property Rights; there are no Intellectual Property Rights necessary for use in connection with the business of the Company as currently conducted or as heretofore conducted by the Company which are not owned or possessed by the Company; and the Company is not aware of any assertion or claim challenging the validity of any of the Intellectual Property Rights; and the conduct of the business of the Company as currently conducted or as heretofore conducted by the Company, to the Knowledge of the Stockholders, does not conflict in any material way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party. To the Knowledge of the Stockholders, there are no material infringements of any proprietary rights owned by or licensed by or to the Company.

      SECTION 2.15. Material Contracts. (a) Except for agreements, contracts, plans, leases, arrangements or commitments (in each case, oral or written) set forth on Schedule 2.15(a), the Company is not a party to or subject to:

            (a) any lease providing for annual rental payments of $10,000 or more;

            (b) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of $10,000 or more;

            (c) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company of $10,000 or more;

            (d) any partnership, joint venture or other similar contract arrangement or agreement;

            (e) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

            (f) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company;

            (g) any agency, dealer, sales representative or other similar agreement;

            (h) any contract or other document that substantially limits the ability of the Company to compete in any line of business or with any Person or in any area or which would so restrict the Company after the Closing Date; or

            (i) any other contract or commitment not made in the ordinary course of business that involves annual expenditures by, or revenues to, to the Company in excess of $10,000.

      (b) Each agreement, contract, lease, arrangement and commitment disclosed on Schedule 2.15(a) or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company and is in full force and effect, and neither the Company nor, to the Knowledge of the Stockholders, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease arrangement or commitment.

      SECTION 2.16. Compliance with Laws. The Company is not in material violation of, and has not violated in any material respect, any applicable provisions of any material laws, rules, statutes, ordinances or regulations.

      SECTION 2.17. Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by, or authorized to act on behalf of, any Stockholder or the Company and entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      SECTION 2.18. Other Information. The statements contained in the documents and certificates furnished or to be furnished by the Company or the Stockholders pursuant to this Agreement and in connection with the transactions contemplated by this Agreement, when considered in their entirety, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company furnished to AirNet constituted the Company's best estimate, at the time prepared, of the information purported to be shown therein, and the Stockholders are not aware of any fact or information that would lead it to believe that such earnings projections are incorrect or misleading in any material respect.

      SECTION 2.19. Environmental Compliance. Except as set forth on Schedule 2.19:

      (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending, or to the Knowledge of the Stockholders, threatened by any governmental or other entity, (i) with respect to any alleged material violation of any law, ordinance, rule, regulation or order of any governmental entity in connection with the conduct of the business of the Company and relating to a Hazardous Substance (as hereinafter defined) or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business of the Company relating to a Hazardous Substance or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or release (including a release as defined in 42 USC ss. 9601) ("Release") of any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons ("Hazardous Substance") used in connection with the business of the Company.

      (b)(i) The Company has not, other than as a generator, handled any Hazardous Substance, on any property now or previously owned or leased by the Company; (ii) no asbestos is present at any property now or previously owned or leased by the Company; (iii) there are no underground storage tanks currently in use or, to the Knowledge of the Company, abandoned by the Company, at any property now or previously owned or leased by the Company which have been used to store or have contained a Hazardous Substance, (iv) there has been no Release of a Hazardous Substance with respect to which the Company may reasonably be required to perform investigation or remediation, other than routine spills and leaks which are addressed in the ordinary course of business, at, on or under any property now or previously owned or leased by the Company and (v) no Hazardous Substance is present in a reportable or threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Company.

      (c) To the Knowledge of the Stockholders, the Company has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing on the nationwide priorities list established under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or on any similar state list.

      (d) To the Knowledge of the Stockholders, no oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Company, and no property now or previously owned or leased by the Company is listed, or to the Knowledge of the Stockholders, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA.

      (e) There are no environmental Liens on any asset of the Company and no government actions have been taken or are in process which could subject any of such assets to such Liens.

      (f) Except as set forth on Schedule 2.19(f), there have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company in relation to any property or facility now or previously owned or leased by the Company.

      SECTION 2.20. Intercompany Arrangements. Except as set forth on Schedule 2.20, the Company does not own any note, bond, debenture or other indebtedness, or is otherwise a creditor, of a Stockholder or any Affiliate of the Company. Since the Balance Sheet Date there has not been any payment by the Company or any Subsidiary to any Stockholder or any Affiliate of the Company, charge by any Stockholder or any of Affiliate of the Company to the Company or other transaction between the Company and any Stockholder or any Affiliate of the Company, except in any such case in the ordinary course of business of the Company consistent with past practice and in an aggregate amount not in excess of $10,000.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF AIRNET

      AirNet represents and warrants to the Stockholders that:

      SECTION 3.01. Corporate Existence and Power. AirNet is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to own, lease and operate its properties and to carry on its business as now conducted. AirNet is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary.

      SECTION 3.02. Organizational Documents. AirNet has heretofore delivered to the Company true and complete copies of the articles of incorporation and code of regulations of AirNet, as currently in effect. AirNet is not in violation of any provision of its articles of incorporation or code of regulations.

      SECTION 3.03. Corporate Authorization. The execution, delivery and performance by AirNet of this Agreement and the consummation by AirNet of the transactions contemplated hereby are within the corporate powers of AirNet and have been duly authorized, including, but not limited to, for purposes of Chapter 1704 of Ohio Law, by all necessary corporate action. This Agreement constitutes a valid and binding agreement of AirNet.

      SECTION 3.04. Governmental Authorization. The execution, delivery and performance by AirNet of this Agreement and the consummation by AirNet of the transactions contemplated by the Agreement require no consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority.

      SECTION 3.05. Non-Contravention. The execution, delivery and performance by AirNet of this Agreement and the consummation by AirNet of the transactions contemplated hereby do not and will not (i) contravene or conflict with the articles of incorporation or code of regulations of AirNet; (ii) contravene or conflict with or constitute a violation of any provision of law, rule, regulation, judgment, injunction, order or decree binding upon AirNet or any Subsidiary of AirNet; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of AirNet or any Subsidiary of AirNet or to a loss of any benefit to which AirNet or any Subsidiary of AirNet is entitled under any agreement, contract or other instrument binding upon AirNet or any Subsidiary of AirNet; or (iv) result in the creation or imposition of any Lien on any asset of AirNet or any Subsidiary of AirNet. "Subsidiary," with respect to AirNet, means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by AirNet.

      SECTION 3.06. Capitalization. (a) As of the date hereof, the authorized capital stock of AirNet consists of 40,000,000 AirNet Common Shares and 10,000,000 preferred shares, $.01 par value (the "AirNet Preferred Shares"). As of December 31, 1997, there were outstanding 12,489,830 AirNet Common Shares, employee stock options to purchase an aggregate of 651,095 AirNet Common Shares (of which options to purchase an aggregate of 587,145 shares were exercisable) and no AirNet Preferred Shares outstanding. All of the outstanding AirNet Common Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since December 31, 1997, resulting from the exercise of employee stock options outstanding on such date, there are outstanding: (i) no shares of capital stock or other voting securities of AirNet and (ii) no securities of AirNet convertible into or exchangeable for shares of capital stock or voting securities of AirNet, no options or other rights to acquire from AirNet, and no obligation of AirNet to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of AirNet (the items in clauses (i) and (ii) being referred to collectively as the "AirNet Securities"). There are no outstanding obligations of AirNet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any AirNet Securities.

      (b) The Share Portion of the Purchase Price, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

      SECTION 3.07. SEC Filings; AirNet Disclosure Documents; Financial Statements. (a) AirNet has filed all forms, reports and documents required to be filed by it with the SEC since May 31, 1996, and has heretofore made available to the Company and the Stockholders, in the form filed with the SEC (excluding any exhibits thereto, unless otherwise specifically requested by the Company or the Stockholders), (i) its Annual Report on Form 10-K for the fiscal year ended September 30, 1996; (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1996, March 31, June 30 and September 30, 1997 and March 31, 1998; (iii) all proxy statements relating to meetings of AirNet's shareholders (whether annual or special) held since May 31, 1996; and (iv) all other reports, statements, schedules and registration statements filed with the SEC since May 31, 1996 (the forms, reports and other documents referred to in clauses (i) through (iv), being referred to herein, collectively, as the "AirNet Disclosure Documents"). The AirNet Disclosure Documents and any other forms, reports or other documents filed by AirNet with the SEC after the date of this Agreement but prior to the Closing Date, (x) were prepared, or will be prepared, in accordance with the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and complied, or will comply, in all material respects with the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (b) Each of the consolidated financial statements (including any notes thereto) contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 1997, was prepared in accordance with generally accepted accounting principles and fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of AirNet and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

      SECTION 3.08. Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by, or authorized to act on behalf of, AirNet and entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                          COVENANTS OF THE STOCKHOLDERS

      Each of the Stockholders, severally and not jointly, agrees that:

      SECTION 4.01. Conduct of the Business of the Company. From the date hereof until the Closing Date unless AirNet shall otherwise have consented in writing, the Company shall conduct its business in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as contemplated or required by this Agreement or set forth on Schedule 4.01, the Company shall not, directly or indirectly, do, or propose or agree to do, any of the following without the prior written consent of AirNet, which shall not be unreasonably delayed or withheld:

            (a) adopt or propose any change in its Articles of Organization or By-laws;

            (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

            (c) lease, license or otherwise dispose of any assets or property in excess of $10,000 except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice in an aggregate;

            (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock;

            (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock;

            (f) increase the compensation payable or to become payable to the Company's executive officers, directors or employees, except for increases in the ordinary course of business consistent with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or executive officer, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee;

            (g) create or assume any Lien on any asset having a value in excess of $10,000 other than in the ordinary course consistent with past practices;

            (h) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any Company Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any Company Securities;

            (i) incur or assume any indebtedness in excess of $10,000 from any third party for borrowed money or guarantee any such indebtedness;

            (j) make any loans, advances or capital contributions to, or investments in, any other Person except for (i) loans or advances to employees in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $10,000 or (ii) investments in securities consistent with past practices;

            (k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company, or any plan of division or share exchange involving the Company;

            (l) change any method of accounting or any accounting principle or practice used by the Company, except for any such change required by reason of a change in generally accepted accounting principles or Regulation S-X;

            (m) agree or commit to do any of the foregoing; or

            (n) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date.

      SECTION 4.02. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, the Company shall afford AirNet, its officers, directors, employees, counsel, financial advisors, auditors and other authorized representatives (the "AirNet Representatives") reasonable access to the offices, properties, books and records of the Company, will furnish to AirNet and the AirNet Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with AirNet in its investigation of the business of the Company; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Stockholders to AirNet hereunder.

      (b) All information obtained by AirNet pursuant to this Section shall be kept confidential in accordance with the confidentiality agreements dated as of April 30, 1997, and executed May 14, 1997, between AirNet and the Company.

      SECTION 4.03. Other Offers. From the date hereof until the later of the termination of this Agreement and the Closing Date, none of the Company, any Affiliate of the Company, the Stockholders or any officer, director, employee or other agent of the Company will, directly or indirectly, (i) take any action to solicit, initiate or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company (a "Company Acquisition Proposal"), other than the transactions contemplated by this Agreement, or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or afford access to the properties, books or records of the

Company to, any Person that the Company believes may be considering making, or has made, a Company Acquisition Proposal. The Stockholders will promptly notify AirNet upon receipt of any Company Acquisition Proposal or any indication that any Person is considering making a Company Acquisition Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any Person that may be considering making, or has made, a Company Acquisition Proposal and will keep AirNet fully informed of the status and details of any such Company Acquisition Proposal, indication or request.

      SECTION 4.04. Notices of Certain Events. The Stockholders shall promptly notify AirNet of:

            (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

            (c) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects; and

            (d) any failure of the Company or any Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder;

provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to AirNet.

      SECTION 4.05. Stockholder Actions. (a) Each Stockholder hereby waives any and all rights now or hereafter available to such Stockholder under the law of The Commonwealth of Massachusetts to demand appraisal with respect to any shares of capital stock of the Company in connection with this Agreement or the transactions contemplated by this Agreement.

      (b) Following the Closing Date, each Stockholder agrees not to make any sale, transfer or other disposition of any AirNet Common Shares unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 144 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to AirNet, or under a "no-action" letter obtained by such Stockholder from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

                                    ARTICLE V

                               COVENANTS OF AIRNET

      AirNet agrees that:

      SECTION 5.01. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, AirNet shall afford the Company, its officers, directors, employees, counsel, financial advisors, auditors and other authorized representatives (the "Company Representatives") reasonable access to the offices, properties, books and records of AirNet and its Subsidiaries, will furnish to the Company and the Company Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct AirNet's and its Subsidiaries' employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of AirNet and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by AirNet to the Company and the Stockholders hereunder.

      (b) All information obtained by the Company pursuant to this Section shall be kept confidential in accordance with the confidentiality agreements dated as of April 30, 1997, and executed May 14, 1997, between AirNet and the Company.

      SECTION 5.02. Notices of Certain Events. AirNet shall promptly notify the Company of:

            (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

            (c) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects; and

            (d) any failure of AirNet or any Subsidiary of AirNet to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Company.

      SECTION 5.03. Director and Officer Indemnification. From and after the Closing Date, AirNet will cause the Company to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Closing Date to the extent provided under the Company's Articles of Organization and By-laws, as in effect on the date hereof; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable law, and, provided, further, that such indemnification shall not apply to claims made by or on behalf of any stockholder or former stockholder of the Company.

      SECTION 5.04. Rule 144. With a view to making available to the Stockholders the benefits of Rule 144 promulgated under the Securities Act, and any other similar rules and regulations of the SEC which may at any time permit the Stockholders to sell or distribute without registration the AirNet Common Shares received as the Share Portion of the Purchase Price hereunder, AirNet agrees to use its reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed by it under the Exchange Act.

                                   ARTICLE VI

                    COVENANTS OF AIRNET AND THE STOCKHOLDERS

      The parties hereto agree that:

      SECTION 6.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as possible.

      SECTION 6.02. Certain Filings. The Stockholders and AirNet shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings and seeking to timely obtain any such actions, consents, approvals or waivers.

      SECTION 6.03. Public Announcements. AirNet and the Stockholders will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any transaction contemplated herein and, except as may be required by applicable law, the rules and regulations of the SEC or any listing agreement with any national securities exchange, AirNet will not issue any such press release or make any such public statement prior to such consultation, and neither the Stockholders nor the Company will issue any such press release or make any such public statement without the prior written consent of AirNet, which shall not be unreasonably withheld or delayed.

      SECTION 6.04. Tax Matters. (a) The Stockholders shall be solely responsible for preparing all Tax Returns with respect to the income, business, assets, operations, activities, status or other matters of the Company for all taxable periods ending at or before the Closing Date other than the Tax Return with respect to Massachusetts income Tax imposed on the Company for the period commencing on January 1, 1998 and ending on the Closing Date, which Tax Return shall be prepared by AirNet. The Stockholders shall submit a copy of such Tax Returns to AirNet for its review and approval (which shall not be unreasonably withheld or delayed) at least 15 days prior to their due date. Upon such approval, AirNet and the Stockholders shall cause such Tax Returns to be filed on a timely basis. The Stockholders shall be solely responsible for and shall pay on a timely basis all Taxes due thereon, except with respect to any Massachusetts income Tax imposed (including, for the avoidance of doubt, Massachusetts income Taxes imposed on the Company as a result of the Election) on the Company for the period commencing on January 1, 1998 and ending on the Closing Date.

      (b) AirNet shall be solely responsible for preparing and filing on a timely basis all Tax Returns with respect to the income, business, assets, operations, activities, status or other matters of the Company or any of its Subsidiaries for all taxable periods beginning after the Closing Date. AirNet shall be solely responsible for and shall pay on a timely basis all Taxes due thereon.

      (c) The Stockholders and AirNet shall jointly prepare all Tax Returns with respect to the income, business, assets, operations, activities, status or other matters of the Company for all taxable periods beginning before and ending after the Closing Date ("Straddle Periods"). The Stockholders and AirNet shall allocate any liability for Taxes relating to Straddle Periods on the basis of an interim closing of the books as of the Closing Date. The parties agree that the Company shall distribute to each Stockholder an amount representing such Stockholder's aggregate liability for Taxes attributable to the Taxable income of the Company for the period commencing January 1, 1998 and ending at the Closing Date, less estimated tax payments already paid to such Stockholder for such period. The Stockholders and AirNet shall jointly prepare such calculation, and the amount with respect to each Stockholder shall be distributed by the Company to such Stockholder within 10 days after the calculation thereof. The parties further agree that such distributions shall be final and binding on the parties and no further cash distributions may be paid by the Company with respect to, or in satisfaction of, either Stockholder's liability for Taxes attributable to the taxable income of the Company for any period.

      (d) The Stockholders and AirNet agree to furnish to each other, upon written request, as promptly as practicable, such information and reasonable assistance relating to the Company as is necessary for the filing of any Tax Return required to be filed after the Closing Date. The Stockholders and AirNet also agree to cooperate with each other in the conduct of any audit or other proceeding involving one or more of the Company or any successor corporation. In any such case, each party shall use its reasonable efforts to cause its financial advisors, auditors and other authorized representatives to cooperate therewith.

      SECTION 6.05. Tax Treatment. The parties agree that AirNet and the Stockholders will file the election provided for by Section 338(h)(10) of the Code and any comparable election under applicable state or local law (collectively and separately, the "Election") with respect to the acquisition of the Shares pursuant to this Agreement. In connection with the Election, as soon as reasonably practicable, but in any event within 30 days after Closing Date, AirNet and the Stockholders shall act together in good faith to agree upon the proper allocations with respect to the Company's assets in accordance with the Code and the Treasury Regulations promulgated thereunder (the "Allocations"). Each of AirNet and the Stockholders agree to file the Tax Returns described in
Section 6.04 in accordance with the Allocations and to file the Election with the Internal Revenue Service no later than December 31, 1998. Each Stockholder shall, upon written request from AirNet, execute and deliver to AirNet such documents as AirNet shall reasonably request to properly complete the forms relating to the Election. Upon the filing of the Election, AirNet agrees to reimburse each Stockholder (in the same proportions as set forth on Annex A) for any additional Taxes incurred by such Stockholder beyond Taxes at then existing capital gains rates that each such Stockholder would have incurred had the Election not been made. The amount of such reimbursement shall be grossed up by dividing such amount by 0.75.

      SECTION 6.06. Employee Benefits. (a) With respect to each of the Employee Plans and Benefit Arrangements of the Company, AirNet agrees that, as of and following the Closing Date, AirNet shall provide, or shall cause the Company to provide, employees of the Company, with the same or substantially similar employee benefit plans and programs, including but not limited to employee benefit plans, within the meaning of Section 3(3) of ERISA, as those provided to employees of AirNet with comparable status and seniority as of the Closing Date.

      (b) Notwithstanding the foregoing, upon the termination of any Company Employee Plan which is subject to the provisions of Section 401(k) of the Code (a "Company 401(k) Plan"), AirNet shall, or shall cause the Company to, establish or designate, and maintain, a defined contribution plan (the "AirNet 401(k) Plan") to provide benefits to the employees of the Company who are participants in a Company 401(k) Plan as of the date of its termination in accordance with Section 7.07(a) ("401(k) Plan Participants"). The AirNet 401(k) Plan shall be qualified under Section 401(a) and 401(k) of the Code and shall provide the 401(k) Plan Participants full credit for service with the Company, its Subsidiaries and their Affiliates for purposes of eligibility to participate and vesting. The AirNet 401(k) Plan shall also accept rollover contributions and rollovers of any outstanding account loan balances of the 401(k) Plan Participants from a Company 401(k) Plan.

                                   ARTICLE VII

                                   CONDITIONS

      SECTION 7.01. Conditions to the Obligations of Each Party. The respective obligations of the Company, the Stockholders and AirNet to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by this Agreement and by applicable law:

            (a) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by this Agreement; and

            (b) all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by the Company and AirNet prior to the Closing Date shall have been obtained from, and made with, all required governmental or regulatory authorities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure of which to obtain or make would not, at or after the Closing Date, individually or in the aggregate, have a Company Material Adverse Effect or an AirNet Material Adverse Effect.

      SECTION 7.02. Conditions to the Obligations of AirNet. The obligations of AirNet to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions, any or all of which may be waived, in whole or in part, to the extent permitted by this Agreement and by applicable law:

            (a) the Stockholders shall have performed in all material respects their respective agreements and covenants required by this Agreement to be performed by them at or prior to the Closing Date; the representations and warranties of the Stockholders contained in this Agreement and in any certificate or other writing delivered by the Stockholders pursuant hereto, disregarding any qualifications contained therein regarding materiality or Company Material Adverse Effect, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, and AirNet shall have received a certificate signed by the Stockholders to the foregoing effect;

            (b) since the Balance Sheet Date, there shall have been no change, occurrence or circumstance in the business, results of operations or condition (financial or otherwise) of the Company having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and AirNet shall have received a certificate of the Stockholders to such effect;

            (c) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, materially restraining or prohibiting the consummation of the transactions contemplated by this Agreement or the effective operation of the business of the Company after the Closing Date;

            (d) AirNet shall have received executed copies of the documents specified in clauses (i) through (iii) of Section 1.03(b); and

            (e) AirNet shall have received an opinion from Ropes & Gray, counsel to the Company and the Stockholders, substantially in the form attached hereto as Exhibit 7.02(e).

      SECTION 7.03. Conditions to the Obligations of the Stockholders. The obligations of the Stockholders to consummate the transactions contemplated hereby are subject to the satisfaction of the following further conditions, any or all of which may be waived, in whole or in part, to the extent permitted by this Agreement and by applicable law:

            (a) AirNet shall have performed in all material respects their respective agreements and covenants required by this Agreement to be performed by them at or prior to the Closing Date; the representations and warranties of AirNet contained in this Agreement and in any certificate or other writing delivered by AirNet pursuant hereto, disregarding any qualifications contained therein with respect to materiality or AirNet Material Adverse Effect, shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, and the Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of AirNet to the foregoing effect;

            (b) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, materially restraining or prohibiting the consummation of the transactions contemplated by this Agreement or the effective operation of the business of AirNet after the Closing Date;

            (c) the Stockholders shall have received evidence of the wire transfers contemplated by clauses (i) and (ii) of Section 1.03(c) and shall have received executed copies of the documents specified in clauses
      (iii) through (v) of Section 1.03(c);

            (d) the Stockholders shall have received all documents it may reasonably request relating to the existence of AirNet and the authority of AirNet to enter into, deliver and perform this Agreement, all in form and substance reasonably satisfactory to the Stockholders; and

            (e) the Stockholders shall have received an opinion from Vorys, Sater, Seymour and Pease LLP, counsel to AirNet, substantially in the form attached hereto as Exhibit 7.03(e).

                                  ARTICLE VIII

                                   TERMINATION

      SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual written consent of the Stockholders and AirNet;

            (b) by the Stockholders or AirNet if the transactions contemplated hereby have not been consummated by September 30, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose willful failure to perform any of its obligations under this Agreement results in the failure of the transactions contemplated by this Agreement to be consummated by such time;

            (c) by AirNet, upon a breach of any representation, warranty, covenant or agreement of the Stockholders, or if any representation or warranty of the Stockholders shall become untrue, the effect of which is a Company Material Adverse Effect, in either case such that the conditions set forth in Section 7.02(a) would be incapable of being satisfied by September 30, 1998 (or as otherwise extended);

            (d) by the Stockholders, upon a breach of any representation, warranty, covenant or agreement of AirNet, or if any representation or warranty of AirNet shall become untrue, the effect of which is an AirNet Material Adverse Effect, in either case such that the conditions set forth in Section 7.03(a) would be incapable of being satisfied by September 30, 1998 (or as otherwise extended); or

            (e) by the Stockholders or AirNet if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining AirNet or the Stockholders from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall become final and nonappealable.

      SECTION 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 4.02, 5.01 and 10.03 shall survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

      SECTION 9.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing Date through the period ending on the thirtieth day following the audit of the financial results of AirNet (including the operations of the Company) for the fiscal year ended December 31, 1998 by AirNet's independent public auditors. Notwithstanding the preceding two sentences, any breach of a covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 9.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the specific inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      SECTION 9.02. Indemnification. (a) At and after the Closing Date, each of the Stockholders hereby, severally but not jointly, indemnifies AirNet and, effective as of the Closing Date, without duplication, the Company and their respective Affiliates (each an "AirNet Indemnitee" against and agree to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by any AirNet Indemnitee arising out of any breach of any covenant, agreement, representation or warranty made or to be performed by the Stockholders pursuant to this Agreement; provided that (i) the Stockholders shall not be liable under this Section 9.02(a) unless the aggregate amount of Losses with respect to all matters referred to in this
Section 9.02(a) (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $20,000 (after which point the Stockholders will be liable under this Section 9.02(a) only for further such Losses); (ii) any claim for Losses under this Section 9.02(a) shall be in an aggregate amount equal to or greater than $1,000; and (iii) the Stockholders' liability under this Section 9.02(a) shall be limited to the Escrow Shares. To the extent that AirNet or the Company makes a claim against the Escrow Shares and such claim is paid in AirNet Common Shares, then, for purposes of such payment, the AirNet Common Shares shall be valued at the average closing price of the AirNet Common Shares on the trading day immediately prior to the date such claim is paid, as set forth in the Escrow Agreement.

      (b) At and after the Closing Date, AirNet hereby indemnifies the Stockholders against and agrees to hold them harmless from any and all Losses incurred or suffered by the Stockholders arising out of any covenant, agreement, representation or warranty made or to be performed by AirNet pursuant to this Agreement, provided that (i) AirNet shall not be liable under this Section 9.02(b) unless the aggregate amount of the Stockholders' Losses exceeds $20,000 (after which point AirNet will be liable under this Section 9.02(b) only for further such Losses); (ii) all Losses shall be payable by AirNet in additional AirNet Common Shares having a fair market value on the date of payment (based on the closing price of the AirNet Common Shares on the New York Stock Exchange on the immediately preceding trading day) equal to the amount of such Losses; (iii) any claim for Losses under this Section 9.02(b) shall be in an aggregate amount equal to or greater than $1,000; and (iv) AirNet's maximum liability under this
Section 9.02(b) shall not exceed 25,499 AirNet Common Shares.

      SECTION 9.03. Procedures. (a) The party seeking indemnification under
Section 9.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the Losses for which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any suit, action or proceeding for which indemnity is sought hereunder at its own expense. The Indemnifying Party shall not be liable under
Section 9.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided that such consent is not unreasonably withheld or delayed.

      (b) The Indemnified Party shall cooperate fully in all aspects of any matter for which indemnity is sought pursuant to this Article IX with respect to an action brought by a third party, including, in such case, by providing reasonable access to employees and officers (as witnesses or otherwise) and other information.

      SECTION 9.04. Exclusive Remedy. AirNet, on behalf of itself and the AirNet Indemnitees, and the Stockholders each hereby acknowledges and agrees that, at and after the Closing Date, the sole and exclusive remedy with respect to any and all claims relating to, or arising out of, this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions contained in this Article IX; provided, that neither AirNet, on the one hand, nor the Stockholders, on the other, waive any rights such party may have against the other party pursuant to Section 10(b) under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

      SECTION 9.05. Certain Limitations. The liability of the Indemnifying Party to the Indemnified Party, as applicable, for claims under this Agreement shall be limited by the following:

      (a) The amount of Losses otherwise recoverable under this Article IX shall be reduced to the extent to which any Federal, state, local or foreign tax liabilities of the Indemnified Party is decreased by reason of any Loss in respect of which such Indemnified Party shall be entitled to indemnity under this Agreement.

      (b) No Losses shall be recoverable by an Indemnified Party with respect to any matter which is covered by insurance or another source of indemnification, to the extent proceeds of such insurance or other third party indemnitor are paid net of any costs incurred in connection with the collection thereof, the Indemnified Party hereby agreeing to seek all reasonable remedies against all applicable insurers or indemnitors prior to recovering any amounts hereunder.

                                    ARTICLE X

                                  MISCELLANEOUS

      SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be given,

      if to AirNet, to:

            AirNet Systems, Inc.
            3939 International Gateway
            Columbus, OH 43219
            Attn.: Eric P. Roy, Executive Vice President
                                and Chief Financial Officer
            Telecopy: (614) 237-1915

      with a copy to:

            Ronald A. Robins, Jr.
            Vorys, Sater, Seymour and Pease LLP
            52 East Gay Street
            Columbus, OH 43215
            Telecopy: (614) 464-6350

      if to the Company or the Stockholders, to:

            Mercury Business Services, Inc.
            61 Batterymarch Street
            Boston, MA 02110
            Attn.: Peter G. Salisbury
            Telecopy: (617) 723-5214
      with a copy to:

            Robert L. Nutt
            Ropes & Gray
            One International Place
            Boston, MA 02110
            Telecopy: (617) 951-7050

or such other address or telecopy number as such party may hereafter specify for the purpose of notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 10.01 and the appropriate confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

      SECTION 10.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Stockholders and AirNet or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 10.03. Expenses; Taxes. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that in the event the Closing Date occurs, the costs and expenses of the Company shall be paid by the Stockholders personally and not by the Company. Notwithstanding the foregoing, AirNet shall pay for the reasonable costs and expenses of the Company's independent accountants in connection with the preparation of audited financial statements of the Company; provided, that if the Closing Date does not occur, AirNet shall pay for only fifty percent (50%) of such costs expenses actually incurred by the Company through the date of termination of this Agreement up to, but not exceeding, $25,000. Notwithstanding the foregoing, all applicable sales, use or transfer taxes, if any, and all capital gains or income taxes of the Stockholders or the Company, in each case, that may be due and payable as a result of this Agreement or the transactions contemplated hereby, whether levied on the Company, any of the Stockholders or AirNet, shall be borne by the Stockholders, other than any Massachusetts income Tax imposed on the Company for the period commencing on January 1, 1998 and ending on the Closing Date, which shall be borne by AirNet.

      SECTION 10.04. Headings; Definition. (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (b) For purposes of this Agreement, the term "Knowledge" shall mean actual knowledge.

      SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 10.06. Entire Agreement. This Agreement (together with the exhibits, annexes, schedules and the other documents delivered pursuant hereto) and the confidentiality agreements between the Company and AirNet constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      SECTION 10.07. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties; provided, further, that AirNet may assign its rights, but not its obligations, under this Agreement to a wholly-owned Subsidiary of AirNet.

      SECTION 10.08. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Ohio.

      SECTION 10.09. Consent to Jurisdiction. The Stockholders each irrevocably submit to the jurisdiction of any Ohio state or federal court sitting in Franklin County, Ohio, over any suit, action or proceeding arising out of or relating to this agreement or any related document and agree that any such suit, action or proceeding shall be brought only in such courts. The Stockholders each irrevocably waive, to the fullest extent permitted by law, any objection which they may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

      SECTION 10.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                           [signature page to follow]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       STOCKHOLDERS:

                                       /s/ Peter G. Salisbury
                                       ----------------------------------------
                                       PETER G. SALISBURY

                                       /s/ Andrew R. Cooke
                                       ----------------------------------------
                                       ANDREW R. COOKE


                                       AIRNET:
                                       AIRNET SYSTEMS, INC.

                                       By: /s/ Gerald G. Mercer
                                       ----------------------------------------
                                           Gerald G. Mercer
                                           President and Chief Executive Officer

                                     ANNEX A

                             STOCKHOLDER PERCENTAGES

Peter G. Salisbury  -  87.5%

Andrew R. Cooke     -  12.5%